Exhibit 99.1

MARCH 1, 2006

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2005 RESULTS AND ANNOUNCES INCREASED QUARTERLY DIVIDEND

•       Record Sales and Strong Cash Flow

•       Increased Performance Over Prior Year Results in Highest Annual Earnings Since 1998

•       Board Declares Cash Dividend of $0.14 per share, a 17% Increase

CHICAGO, Illinois, USA, March 1, 2006—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter and year ended December 31, 2005.

FOURTH QUARTER REVIEW

Substantial Improvement in Fourth Quarter Results Over Prior Year

The Company reported net income for the fourth quarter of $4.1 million, or $0.08 per share, compared to a net loss for the fourth quarter 2004 of $7.2 million, or $0.15 per share.  Fourth quarter 2005 earnings were favorably impacted by a reduction in Sarbanes-Oxley compliance costs ($4.1 million), long-term incentive plan costs ($1.9 million), and a change in currency gains/losses ($4.0 million), totaling $10.0 million, or $0.14 per share.  In addition, fourth quarter 2005 earnings include income tax benefits of $3.8 million, or $0.08 per share, primarily related to prior years’ operating loss tax benefits not previously recognized.  Fourth quarter 2005 results were negatively impacted by an increase in the cost of implementing the common company-wide business system of $2.2 million, or $0.03 per share, compared to fourth quarter 2004.

“We are pleased with our fourth quarter results,” said David Anderson, President and Chief Executive Officer.  “We reduced our Sarbanes-Oxley compliance costs significantly from last year, as expected.  More importantly, we improved our core operating performance, in what continues to be a seasonally challenging fourth quarter, to a level above break-even for the first time since 2000.  In addition, during the quarter we successfully completed the implementation of our company-wide business system at our largest site which is located in Nordborg, Denmark.  This marks the sixth successful implementation,” continued Anderson.

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Sales Continue at Record Level

Net sales for the fourth quarter increased 2 percent to $345.1 million, compared to sales for the fourth quarter 2004 of $339.3 million.  Excluding the impact of currency translation rate changes, sales increased 7 percent over the prior year.  Sales increased 6 percent in the Americas and, excluding the impact of currency fluctuations, were up 6 percent in Europe and 16 percent in Asia-Pacific.

All operating segments contributed to the sales increase year over year, excluding the impact of currency.  Controls sales rose 10 percent, followed by Propel sales, which increased 9 percent, and sales of Work Function products, which were 1 percent higher than in the same quarter in 2004.

Anderson commented, “Our sales growth, while still strong at 7 percent, is in line with the lower growth we reported last quarter.  Like last quarter, growth was impacted by the weak U.S. agricultural and turf care markets, offset by the strong road building, construction, and material handling markets.”

Backlog Strong Going into 2006

Orders received for the fourth quarter 2005 were $370.9 million, an increase of 5 percent from the same period last year, excluding the impact of currency exchange rate fluctuations.

Total backlog at the end of the year 2005 was $487.2 million, up 13 percent from the end of 2004, excluding currency impact.

Anderson continued, “While our orders for the quarter were up modestly over prior year, our backlog, at $487 million, is strong, and supports further growth as we move into 2006.”

TWELVE MONTH REVIEW

Full Year Sales Mark Another Record Year

Net sales for the twelve months were $1.55 billion, an increase of 10 percent over sales of $1.40 billion for 2004, with little impact of currency fluctuations.

Increased Earnings Over Prior Year

Net income for full year 2005 was $38.7 million, or $0.81 per share, compared to last year’s net income of $33.2 million, or $0.70 per share.  Earnings for 2005 were negatively impacted by an increase in the cost of implementing the company-wide business system compared to the prior year of $15.7 million, or $0.21 per share.  Full year 2005 earnings include income tax benefits of $4.4 million or $0.09 per share, primarily related to prior years’ operating loss tax benefits not previously recognized.

Strong Cash Flow

Full year 2005 cash flow from operations was $116.3 million, approaching the record $124.8 million generated in 2004.  Capital expenditures for the twelve-month period were $95.2 million, compared to $79.3 million for 2004, reflecting capacity expansion to support sales growth.  The Company’s debt to total capital ratio, or leverage ratio, was 40 percent at the end of the year, an improvement from 42 percent at the end of 2004.

Board Declares Increased Quarterly Dividend

The board of directors approved an increase of the Company’s quarterly cash dividend to $0.14 per share, an increase of 17 percent over the Company’s last dividend of $0.12 per share.  The dividend, for the quarter ended March 31, 2006, is payable on April 14, 2006, to stockholders of record as of March 31, 2006.

Anderson stated, “We are pleased that our strong cash flow has allowed us to again increase our quarterly dividend.  This increase reflects the board’s confidence in the future of our Company and our continued commitment to deliver value to our shareholders.”

This will be the 32nd consecutive quarterly dividend paid by the Company since its initial public offering in May of 1998.

Intended Closing of LaSalle, Illinois, Plant

The Company announced today its intention to close its LaSalle, Illinois, plant by the end of 2006.  The plant, which employs approximately 150 people, is primarily a machining facility for the Propel Division.   The majority of plant operations will be

outsourced to external suppliers.  The total cost of closing the plant is estimated to be between $8.0 million and $10.0 million, or $0.11 to $0.14 per share.

OUTLOOK

Markets Will Remain Strong, but Growth Will Moderate

Anderson stated, “We expect that the U.S. markets will continue to grow, but at a more moderate rate compared to the strong growth experienced in 2005, while our European markets are showing signs of strengthening from 2005 levels.  We also expect our markets in Asia-Pacific to contribute to our growth again, in line with the stronger sales we have seen in the last two quarters.

“During 2006 we will continue with the rollout of our company-wide business system, with our largest implementation taking place in seven of our North American plants in the second quarter of this year,” continued Anderson.  “We will also continue our drive to reduce our complexity and overall cost structure. This will be accomplished through a combination of actions being considered that would occur over the next eighteen months, including the phase-out and divestiture of underperforming products in combination with the consolidation of select services and facilities.  The announced closing of the LaSalle plant is the first step in these actions.

“We will incur costs in the coming year as we continue our business system implementation and further our efforts to reduce the complexity of our business.  These efforts will provide for increased future earnings while enabling us to better serve our customers.  If we exclude these costs, we expect our underlying earnings to show substantial improvement as we are currently seeing the benefits of the actions we have taken over the past two years,” concluded Anderson.

2006 Expectations for the Full Year Are:

•      Sales up 5 to 8 percent

•      Earnings per share of $0.90 to $1.05 (after deducting restructuring and implementation costs)

•      Restructuring costs of $0.25 to $0.30 per share

•      Implementation costs of company-wide business system of $0.17 to $0.19 per share ($0.23 per share for 2005)

•      Capital expenditures of 5 - 6 percent of sales

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,500 employees worldwide and revenue of more than $1.5 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the construction, road building, and material handling markets specifically, continued to improve in 2005.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has generally been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S.

government’s stance on the exchange rate of the dollar.  The economic situation in Europe has not necessarily followed the improvement that occurred in the U.S., and the economy in China was slow in 2005 due to government intervention, however there are signs that the Chinese economy will improve in 2006.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(Dollars in thousands except per share data)
Net sales	345,103	339,259	1,547,816	1,404,159
Cost of sales	271,925	264,850	1,190,070	1,058,075
Gross profit	73,178	74,409	357,746	346,084
Research and development	13,125	13,979	58,673	51,913
Selling, general and administrative	53,596	59,555	218,521	202,261
Total operating expenses	66,721	73,534	277,194	254,174
Income (loss) from operations	6,457	875	80,552	91,910
Nonoperating income (expenses):
Interest expense, net	(3,295)	(4,358)	(15,653)	(17,415)
Minority interest in income of consolidated companies	(3,242)	(4,106)	(18,657)	(21,522)
Other, net	419	(3,947)	3,465	(4,052)
Income (loss) before income taxes	339	(11,536)	49,707	48,921
Income taxes	3,712	4,348	(10,992)	(15,735)
Net income (loss)	4,051	(7,188)	38,715	33,186
Net income (loss) per share:
Basic net income (loss) per common share	0.09	(0.15)	0.82	0.70
Diluted net income (loss) per common share	0.08	(0.15)	0.81	0.70
Weighted average shares outstanding
Basic	47,458	47,412	47,456	47,409
Diluted	47,945	47,664	47,795	47,510
Cash dividends declared per common share	0.12	0.10	0.48	0.34

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Net sales
Propel	165,913	158,050	751,134	656,482
Work Function	92,726	98,211	430,668	412,046
Controls	86,464	82,998	366,014	335,631
Total	345,103	339,259	1,547,816	1,404,159
Segment Income (Loss)
Propel	16,346	14,599	106,376	89,992
Work Function	(3,208)	105	6,345	20,840
Controls	6,086	1,357	31,436	24,680
Global Services and Other Expenses, net	(12,348)	(19,133)	(60,140)	(47,654)
Total	6,876	(3,072)	84,017	87,858

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
	2005	2004
	(Dollars in thousands)
Cash flows from operating activities:
Net income	38,715	33,186
Depreciation and amortization	88,322	82,363
Minority interest in income of consolidated companies	18,657	21,522
Net change in receivables, inventories, and payables	(42,473)	(32,362)
Other, net	13,091	20,103
Net cash provided by operating activities	116,312	124,812
Cash flows from investing activities:
Purchases of property, plant and equipment	(95,247)	(79,257)
Payments for acquisitions and license rights, net of cash acquired	—	(5,656)
Proceeds from sales of property, plant and equipment	1,942	9,367
Net cash used in investing activities	(93,305)	(75,546)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt instruments	9,180	(23,913)
Payments for debt financing costs	(898)	—
Cash dividends	(21,843)	(14,706)
Distribution to minority interest partners	(6,570)	(14,711)
Net cash used in financing activities	(20,131)	(53,330)
Effect of exchange rate changes	45	251
Net increase (decrease) in cash and cash equivalents	2,921	(3,813)
Cash and cash equivalents at beginning of year	11,273	15,086
Cash and cash equivalents at the end of the year	14,194	11,273

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands, except employee data)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	14,194	11,273
Accounts receivable, net	220,752	233,146
Inventories	245,383	241,562
Other current assets	31,891	40,131
Total current assets	512,220	526,112
Property, plant and equipment, net	450,426	478,543
Other assets	208,267	206,926
Total assets	1,170,913	1,211,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	28,275	23,609
Long-term debt due within one year	168,548	244,987
Accounts payable	107,090	130,071
Other accrued liabilities	107,394	99,320
Total current liabilities	411,307	497,987
Long-term debt	135,452	76,496
Long-term pension liability	49,590	57,148
Deferred income taxes	44,277	48,454
Other liabilities	39,925	47,494
Minority interest in net assets of consolidated companies	51,440	39,927
Stockholders’ equity	438,922	444,075
Total liabilities and stockholders’ equity	1,170,913	1,211,581

Number of employees at end of year	8,614	8,275
Debt to total capital ratio (1)	40%	42%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.